Exhibit 99.1

Abbott Reports Strong Sales and Earnings Growth in Third
Quarter; Again Raises Full-Year Earnings Outlook

–  Worldwide Sales Increased 17.6 Percent  –

–  Adjusted EPS Growth of 17.9 Percent (GAAP EPS up 50.0 Percent)  –

–  Company Raises Earnings-Per-Share Outlook for 2008   –

–  Double-Digit Sales Growth Reported in Each Major Global Business  –

–  XIENCE V™ U.S. Launch Exceeding Expectations  –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502

ABBOTT PARK, Ill., Oct. 15, 2008 — Abbott today announced financial results for the third quarter ended Sept. 30, 2008.

•     Diluted earnings per share, excluding specified items, were $0.79, above Abbott’s previously announced guidance range of $0.76 - $0.78, reflecting 17.9 percent growth. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.69, up 50.0 percent.

•     Today, Abbott is raising its guidance for full-year 2008 adjusted earnings per share to $3.31 - $3.33 from $3.24 - $3.28, excluding specified items. Projected earnings per share under GAAP is $3.23 - $3.25.

•     Worldwide sales increased 17.6 percent to $7.5 billion, including a favorable 4.7 percent effect of exchange rates.

•     Worldwide pharmaceutical sales increased 16.7 percent driven by double-digit growth in HUMIRA®, TriCor®, Niaspan® and Kaletra®. Global HUMIRA sales exceeded $1.2 billion; Abbott now expects full-year 2008 global HUMIRA sales of more than $4.4 billion.

•     Worldwide medical products sales increased 25.2 percent, driven by 15.3 percent growth in global diagnostics sales, and 57.9 percent growth in global vascular sales following the U.S. approval and successful launch of XIENCE V during the quarter. Drug-eluting stent (DES) franchise sales were $305 million.

•     Worldwide nutritional products sales increased 14.5 percent led by 22.2 percent growth in international nutritionals, with continued strength in emerging markets.

•     The Abbott board of directors has recently approved a new $5 billion share repurchase program. Last year, Abbott returned more than $3 billion to shareholders through dividends and share repurchase, and is on track to exceed this level in 2008.

“All of Abbott’s businesses are performing exceptionally well, ahead of expectations, “ said Miles D. White, chairman and chief executive officer, Abbott. “Abbott remains well-positioned, with strong core growth franchises, including our emerging vascular business, which is rapidly becoming a significant contributor to Abbott’s growth.”

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The following is a summary of third-quarter 2008 sales.

Sales Summary – Quarter Ended 9/30/08	3Q08 ($ millions)	% Change vs. 3Q07	Impact of Exchange on % Change

Total Sales	$7,498	17.6	4.7

Total U.S. Sales	$3,683	17.9	—

Total International Sales	$3,815	17.3	9.2

Worldwide Pharmaceutical Sales	$4,121	16.7	4.8

U.S. Pharmaceuticals	$2,135	12.6	—

International Pharmaceuticals	$1,986	21.5	10.3

Worldwide Nutritional Sales	$1,262	14.5	2.6

U.S. Nutritionals	$633	7.8	—

International Nutritionals	$629	22.2	5.5

Worldwide Diagnostics Sales	$911	15.3	7.5

U.S. Diagnostics	$231	14.7	—

International Diagnostics	$680	15.5	10.0

Worldwide Vascular Sales	$636	57.9	5.4

U.S. Vascular	$376	87.2	—

International Vascular	$260	28.8	10.7

Other Sales	$568	2.9	4.1

Note:  See “Consolidated Statement of Earnings” for more information.

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The following is a summary of sales for the first nine months of 2008.

Sales Summary – Nine Months Ended 9/30/08	9M08 ($ millions)	% Change vs. 9M07	Impact of Exchange on % Change

Total Sales	$21,577	15.4	5.4

Total U.S. Sales	$10,135	9.2	—

Total International Sales	$11,442	21.6	10.7

Worldwide Pharmaceutical Sales	$12,098	15.9	5.6

U.S. Pharmaceuticals	$5,957	8.3	—

International Pharmaceuticals	$6,141	24.4	11.8

Worldwide Nutritional Sales	$3,606	12.7	3.1

U.S. Nutritionals	$1,823	5.2	—

International Nutritionals	$1,783	21.5	6.7

Worldwide Diagnostics Sales	$2,679	16.5	8.2

U.S. Diagnostics	$668	10.0	—

International Diagnostics	$2,011	18.9	11.2

Worldwide Vascular Sales	$1,578	26.6	5.6

U.S. Vascular	$809	21.2	—

International Vascular	$769	32.9	12.0

Other Sales	$1,616	6.9	4.5

Note:  See “Consolidated Statement of Earnings” for more information.

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The following is a summary of Abbott’s third-quarter 2008 sales for selected products.

Quarter Ended 9/30/08		Percent		Percent			Percent

(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change

	Sales	vs. 3Q07	World	vs. 3Q07		Sales	vs. 3Q07

Pharmaceutical Products
HUMIRA	$577	35.1	$627	67.0	[a]	$1,204	50.0
Kaletra	$128	(6.4)	$259	28.4	[b]	$387	14.4
TriCor	$334	11.1	—	—		$334	11.1
Depakote	$290	(19.1)	$27	7.1		$317	(17.4)
Lupron	$149	n/m	$72	11.8	[c]	$221	n/m
Ultane/Sevorane	$47	(3.0)	$153	10.0	[d]	$200	6.6
Niaspan	$194	16.2	—	—		$194	16.2
Synthroid	$106	(3.5)	$23	14.6		$129	(0.7)
Biaxin (clarithromycin)	$3	n/m	$112	(8.3)	[e]	$115	(11.9)

Nutritional Products
Pediatric Nutritionals	$319	(2.0)	$349	25.9	[f]	$668	10.8
Adult Nutritionals	$304	20.4	$280	17.8	[g]	$584	19.1

Medical Products
Coronary Stents	$248	262.3	$135	42.8	[h]	$383	135.0
Abbott Diabetes Care	$145	(0.7)	$210	19.3	[i]	$355	10.2
Other Coronary	$70	1.7	$84	13.2	[j]	$154	7.7
Endovascular	$58	(7.8)	$41	24.4	[k]	$99	3.1

a Without the positive impact of exchange of 16.8 percent, HUMIRA sales increased 50.2 percent internationally.

b Without the positive impact of exchange of 10.4 percent, Kaletra sales increased 18.0 percent internationally.

c Without the positive impact of exchange of 10.7 percent, Lupron sales increased 1.1 percent internationally.

d Without the positive impact of exchange of 8.0 percent, Sevorane sales increased 2.0 percent internationally.

e Without the positive impact of exchange of 7.9 percent, clarithromycin sales decreased 16.2 percent internationally.

f Without the positive impact of exchange of 4.6 percent, Pediatric Nutritionals sales increased 21.3 percent internationally.

g Without the positive impact of exchange of 6.6 percent, Adult Nutritionals sales increased 11.2 percent internationally.

h Without the positive impact of exchange of 11.9 percent, Coronary Stent sales increased 30.9 percent internationally.

i Without the positive impact of exchange of 11.2 percent, Abbott Diabetes Care sales increased 8.1 percent internationally.

j Without the positive impact of exchange of 9.4 percent, Other Coronary sales increased 3.8 percent internationally.

k Without the positive impact of exchange of 10.3 percent, Endovascular sales increased 14.1 percent internationally.

n/m = Not meaningful

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The following is a summary of Abbott’s first nine months of 2008 sales for selected products.

Nine Months Ended 9/30/08		Percent		Percent			Percent

(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change

	Sales	vs. 9M07	World	vs. 9M07		Sales	vs. 9M07

Pharmaceutical Products
HUMIRA	$1,504	33.9	$1,666	69.0	[a]	$3,170	50.3
Kaletra	$361	(6.2)	$734	29.2	[b]	$1,095	14.9
Depakote	$1,017	(2.7)	$78	13.8		$1,095	(1.7)
TriCor	$886	7.3	—	—		$886	7.3
Ultane/Sevorane	$135	(9.7)	$454	11.0	[c]	$589	5.5
Niaspan	$565	17.7	—	—		$565	17.7
Biaxin (clarithromycin)	$11	n/m	$485	(3.7)	[d]	$496	(5.4)
Lupron	$231	n/m	$208	12.9	[e]	$439	n/m
Synthroid	$315	(3.2)	$67	23.7		$382	0.7

Nutritional Products
Pediatric Nutritionals	$935	2.9	$984	24.3	[f]	$1,919	12.9
Adult Nutritionals	$866	8.7	$800	18.1	[g]	$1,666	13.0

Medical Products
Abbott Diabetes Care	$415	(0.9)	$601	21.4	[h]	$1,016	11.2
Coronary Stents	$402	75.4	$386	48.5	[i]	$788	61.1
Other Coronary	$226	(4.6)	$262	17.1	[j]	$488	5.9
Endovascular	$181	(10.1)	$121	27.4	[k]	$302	2.0

a Without the positive impact of exchange of 17.9 percent, HUMIRA sales increased 51.1 percent internationally.

b Without the positive impact of exchange of 11.1 percent, Kaletra sales increased 18.1 percent internationally.

c Without the positive impact of exchange of 9.1 percent, Sevorane sales increased 1.9 percent internationally.

d Without the positive impact of exchange of 9.3 percent, clarithromycin sales decreased 13.0 percent internationally.

e Without the positive impact of exchange of 11.5 percent, Lupron sales increased 1.4 percent internationally.

f  Without the positive impact of exchange of 5.5 percent, Pediatric Nutritionals sales increased 18.8 percent internationally.

g Without the positive impact of exchange of 8.1 percent, Adult Nutritionals sales increased 10.0 percent internationally.

h Without the positive impact of exchange of 12.3 percent, Abbott Diabetes Care sales increased 9.1 percent internationally.

i  Without the positive impact of exchange of 13.3 percent, Coronary Stents sales increased 35.2 percent internationally.

j  Without the positive impact of exchange of 10.3 percent, Other Coronary sales increased 6.8 percent internationally.

k  Without the positive impact of exchange of 12.2 percent, Endovascular sales increased 15.2 percent internationally.

n/m = Not meaningful

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Business Highlights

•             TCT Data Presentations – At this week’s Transcatheter Cardiovascular Therapeutics (TCT) meeting, presented results from a new meta-analysis of its XIENCE V™ drug-eluting stent clinical trials, SPIRIT II and SPIRIT III, which showed XIENCE V outperformed Boston Scientific’s TAXUS® in key efficacy and safety endpoints out to two years. We also presented new two-year data from our ABSORB trial, which demonstrated that our bioabsorbable drug-eluting stent successfully treated coronary artery disease and absorbed within two years.

•             Similac® Enhancements – In September, announced the launch of an innovative infant nutrition product and new consumer packaging. Similac Advance EarlyShield™ is the only infant formula that has a unique blend of prebiotics, nucleotides and antioxidants – nutrients found in breast milk. Similac® SimplePac™ is Abbott’s most significant packaging redesign of baby formula powder containers.

•             HUMIRA® Psoriasis Data – In September, presented data at the European Academy of Dermatology and Venereology (EADV) Congress demonstrating more psoriasis patients achieved efficacy when they received continuous treatment with HUMIRA (adalimumab) vs. interrupted treatment. Additional analysis showed HUMIRA effectively treats adult patients with psoriasis regardless of age, duration of disease, diagnosis of psoriatic arthritis or recent systemic therapy.

•             Patient Side Point-of-Care Testing – In August, announced patient side, point-of-care testing – where diagnostic testing is conducted at or near the site of the patient – enabling doctors to make decisions on patients presenting with chest pain up to 20 minutes faster than those whose lab tests are evaluated by a standard lab, according to a study that appeared in the peer-reviewed journal Annals of Emergency Medicine.

•            AstraZeneca Relationship Expanded – In August, announced an agreement with AstraZeneca to promote AstraZeneca’s CRESTOR® (rosuvastatin calcium), a medication used along with diet to reduce high cholesterol. Abbott will obtain the non-exclusive right to promote CRESTOR alongside AstraZeneca in the United States, excluding Puerto Rico.

•             Post-Approval Study of XIENCE V – In July, announced the start of the XIENCE V USA post-approval study. The XIENCE V USA study will evaluate the safety and effectiveness of the XIENCE V drug-eluting stent in 5,000 patients in a real-world clinical setting out to five years.

•             XIENCE V Approved in United States – On July 2, received FDA approval and launched XIENCE V, which demonstrated superiority to TAXUS in two randomized, controlled clinical trials. Abbott’s application included safety and efficacy data from the SPIRIT III clinical trial, which met its primary endpoint and demonstrated the superiority of XIENCE V over the previous market leader, TAXUS.

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Abbott raises guidance for full-year earnings per share

Based on the company’s continued strong results year-to-date, and the outlook for the remainder of the year, Abbott is raising its earnings-per-share forecast for the full-year 2008 to $3.31 - $3.33 from $3.24 - $3.28, excluding specified items. Abbott’s original guidance range for 2008, provided in January, was $3.20 - $3.25.

Abbott continues to forecast net specified items for the full-year 2008 of $0.08 per share, primarily associated with cost reduction initiatives and acquired in-process R&D, offset by favorable items including the gain related to the conclusion of the TAP joint venture, a favorable settlement of a prior year’s tax audit, the gain on the sales of equity investments, and the gain on sale of Abbott’s spine business, which is forecast to occur in the fourth quarter. Including these specified items, projected earnings per share under GAAP would be $3.23 - $3.25 for the full-year 2008.

Abbott declares quarterly dividend; double-digit increase over prior year

On September 12, 2008, the board of directors of Abbott declared the company’s quarterly common dividend of 36 cents per share, a 10.8 percent increase over the prior year. The cash dividend is payable Nov. 15, 2008, to shareholders of record at the close of business on October 15, 2008. This marks the 339th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 68,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2007, and in Item 1A, “Risk Factors,” to Abbott’s Quarterly Report on Securities and Exchange Commission Form 10-Q for the quarter ended June 30, 2008, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

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Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2008 and 2007

(unaudited)

	2008	2007	Percent Change

Net Sales	$7,497,660,000	$6,376,706,000	17.6
Cost of products sold	3,352,869,000	2,864,030,000	17.1
Research and development	680,360,000	640,718,000	6.2
Selling, general and administrative	2,067,914,000	1,945,404,000	6.3
Total Operating Cost and Expenses	6,101,143,000	5,450,152,000	11.9

Operating earnings	1,396,517,000	926,554,000	50.7

Net interest expense	69,701,000	106,224,000	(34.4)
Net foreign exchange (gain) loss	17,156,000	4,959,000	n/m
(Income) from TAP Pharmaceutical Products Inc. joint venture	---	(114,084,000)	(100.0)
Other (income) expense, net	(63,376,000)	36,036,000	n/m	1)
Earnings before taxes	1,373,036,000	893,419,000	53.7
Taxes on earnings	288,424,000	176,414,000	63.5

Net Earnings	$1,084,612,000	$717,005,000	51.3

Net Earnings Excluding Specified Items, as described below	$1,235,553,000	$1,046,437,000	18.1	2)

Diluted Earnings Per Common Share	$0.69	$0.46	50.0

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.79	$0.67	17.9	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,563,730,000	1,557,758,000

1) Other (income) expense, net in 2008 includes primarily ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. Other (income) expense, net, in 2007 is primarily associated with Abbott’s ownership of Boston Scientific stock.

2) 2008 Net Earnings Excluding Specified Items excludes after-tax charges of $151 million, or $0.10 per share, for cost reduction initiatives, related primarily to actions announced in August 2008 to streamline global manufacturing operations, reduce overall costs, and improve efficiencies in Abbott’s core diagnostic business.

  2007 Net Earnings Excluding Specified Items excludes after-tax charges of $111 million, or $0.07 per share, for a contract termination and other litigation, $79 million, or $0.05 per share, for reestablishment of suspended depreciation and amortization expense on the long-term assets of the core laboratory diagnostics business, $56 million, or $0.04 per share, for acquisition integration, and other, $21 million, or $0.01 per share, for fair value loss adjustments related to Boston Scientific stock, and $62 million, or $0.04 per share, for cost reduction initiatives.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

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Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2008 and 2007

(unaudited)

	2008	2007	Percent Change

Net Sales	$21,577,284,000	$18,692,887,000	15.4
Cost of products sold	9,433,641,000	8,260,366,000	14.2
Research and development	1,957,180,000	1,843,248,000	6.2
Acquired in-process research and development	97,256,000	---	n/m
Selling, general and administrative	6,138,264,000	5,528,729,000	11.0
Total Operating Cost and Expenses	17,626,341,000	15,632,343,000	12.8

Operating earnings	3,950,943,000	3,060,544,000	29.1

Net interest expense	246,200,000	355,245,000	(30.7)
Net foreign exchange (gain) loss	37,849,000	16,058,000	135.7
(Income) from TAP Pharmaceutical Products Inc. joint venture	(118,997,000)	(376,442,000)	(68.4)
Other (income) expense, net	(384,189,000)	78,960,000	n/m	1)
Earnings before taxes	4,170,080,000	2,986,723,000	39.6
Taxes on earnings	825,587,000	583,436,000	41.5

Net Earnings	$3,344,493,000	$2,403,287,000	39.2

Net Earnings Excluding Specified Items, as described below	$3,531,274,000	$2,976,580,000	18.6	2)

Diluted Earnings Per Common Share	$2.14	$1.54	39.0	2)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$2.26	$1.91	18.3

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,559,686,000	1,559,074,000

1) Other (income) expense, net, in 2008 includes a gain of $94 million in connection with the closing of the TAP Pharmaceutical Products Inc. joint venture transaction and gains of $63 million from the sale of equity investments in Millennium Pharmaceuticals and Boston Scientific. These items have been treated as specified items. The remainder of Other (income) expense, net, is primarily related to ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. Other (income) expense, net, in 2007 is primarily associated with Abbott’s ownership of Boston Scientific stock.

2) 2008 Net Earnings Excluding Specified Items excludes a tax-free gain of $94 million, or $0.06 per share, recorded on the closing of the TAP joint venture transaction, a reduction in income taxes of $30 million, or $0.02 per share, relating to the settlement of an IRS audit, and an after-tax gain of $49 million, or $0.03 per share, relating to sales of equity investments in Millennium Pharmaceuticals and Boston Scientific. These items were offset by after-tax charges of $76 million, or $0.05 per share, for acquired in-process research and development relating to technology investments, $225 million, or $0.14 per share, for cost reduction initiatives, and $59 million, or $0.04 per share for acquisition integration, TAP separation and other.

   2007 Net Earnings Excluding Specified Items excludes after-tax charges of $164 million, or $0.11 per share, for acquisition integration, $111 million, or $0.07 per share, for a contract termination and other litigation, $41 million, or $0.03 per share, for fair value loss adjustments, net of realized gains, related to Boston Scientific stock, $34 million, or $0.02 per share, for write-down of Omnicef inventory, $19 million, or $0.01 per share, for transaction and separation costs relating to the terminated sale of the core laboratory diagnostics business, and $204 million, or $0.13 per share, for cost reduction initiatives and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

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Questions & Answers

Q1)                       What drove the 16.7 percent increase in global pharmaceutical sales in the quarter?

A1)                         U.S. pharmaceutical sales increased 12.6 percent, reflecting double-digit growth for HUMIRA, TriCor and Niaspan. U.S. HUMIRA sales increased more than 35 percent, as strong market demand continued across the three major market segments of rheumatology, gastroenterology and dermatology. Based on the strength of HUMIRA and the outlook for global growth, Abbott now expects HUMIRA sales of more than $4.4 billion in 2008.

Also in the quarter, Abbott’s lipid franchise performed well, with growth outpacing the overall cholesterol market and both Niaspan and TriCor achieving double-digit growth. Niaspan increased 16.2 percent with sales of $194 million. TriCor sales increased more than 11 percent with sales of $334 million.

International pharmaceutical sales increased 21.5 percent, including a 10.3 percent favorable impact from exchange. Better-than-expected international growth was driven by HUMIRA, which increased 67.0 percent, and Kaletra, which grew 28.4 percent, driven by continued success of the tablet launch in international markets. Synthroid, Lupron and Sevorane also contributed to reported international growth, as well as a number of other established products.

Q2)                       What drove the 25.2 percent increase in global medical products sales and strong international nutritional products sales?

A2)                         Medical products sales increased 25.2 percent, reflecting 15.3 percent growth in global diagnostics sales and 57.9 percent growth in worldwide vascular. Each of Abbott’s major diagnostic segments – molecular, point of care, and the core immunochemistry business – delivered double-digit growth.

Abbott Vascular achieved record sales of $636 million, driven by drug-eluting stent (DES) franchise sales of $305 million, which more than doubled sequentially from the second quarter, exceeding the company’s previous guidance. The substantial increase in vascular sales this quarter was due to the U.S. approval and successful launch of XIENCE V beginning July 2. XIENCE V is now the market-leading DES in the U.S. The XIENCE platform, which includes a private-label version of XIENCE V called Promus, has captured more than 50 percent of the U.S. market. Market conditions for coronary stents continue to improve in the U.S., with U.S. percutaneous coronary intervention (PCI) volumes up versus the third quarter 2007 and DES penetration rates steadily increasing to more than 70 percent.

Worldwide nutritional products sales were led by 22.2 percent growth in international nutritionals, including a 5.5 percent favorable impact from exchange, with continued strong growth in key emerging markets, including Latin America and Asia, where Abbott is opening a new state-of-the art nutritionals manufacturing facility in Singapore beginning in early 2009.

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Questions & Answers (continued)

Q3)                       How did specified items affect reported results?

A3)                         Specified items impacted third-quarter results as follows:

	3Q08
(dollars in millions, except earnings-per-share)	Earnings
	Pre-tax	After-tax	EPS
As reported	$1,373	$1,085	$0.69
Adjusted for specified items:
Cost reduction initiatives	$191	$151	$0.10
As adjusted	$1,564	$1,236	$0.79

Cost reduction initiatives are related primarily to actions announced in August 2008 to streamline global manufacturing operations, reduce overall costs, and improve efficiencies in Abbott’s core diagnostic business. Charges related to this action were in line with the previous forecast.

The pre-tax impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q08
	Cost of Products Sold	R&D	SG&A
As reported	$3,353	$680	$2,068
Adjusted for specified items:
Cost reduction initiatives	$165	$6	$20
As adjusted	$3,188	$674	$2,048

Q4)        What drove the strong investment spending in the quarter?

A4)                         Combined investment in R&D and SG&A was up 13.6 percent, excluding specified items. The strong growth in SG&A included new and ongoing promotional initiatives across multiple businesses, including spending to support the numerous new product approvals this year. Growth in R&D expense reflected continued investment in our broad-based pipeline, including early-to-mid-stage opportunities across a number of therapeutic areas, such as oncology, immunology, hepatitis C, neuroscience and our bioabsorbable stent program.

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Questions & Answers (continued)

Q5)        How does the third-quarter gross margin ratio compare to the company’s guidance?

A5)                         The gross margin ratio before and after specified items is shown below (dollars in millions):

	3Q08
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,353	$4,145	55.3%
Adjusted for specified items:
Cost reduction initiatives	($165)	$165	2.2%
As adjusted	$3,188	$4,310	57.5%

The adjusted gross margin ratio was 57.5 percent, at the high-end of our previous forecast range of 57.0 to 57.5 percent for the quarter. The gross margin ratio for the fourth quarter is forecasted to be approximately 59.0 percent.

Q6)        What was the tax rate in the quarter?

A6)                         The tax rate this quarter, excluding specified items, was 21.0 percent, in line with our forecasted rate. The year-to-date tax rate for 2008, excluding specified items, was 21.0 percent, also in line with our previous forecast. As a reminder, the third quarter and year-to-date tax rates do not include the benefit of the U.S. R&D tax credit since it was enacted in the fourth quarter.

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Questions & Answers (continued)

Q7)                       What are some near-term opportunities in Abbott’s broad-based pipeline?

A7)                         Abbott’s late-stage pipeline has been very productive this year, generating eight new regulatory approvals to date in 2008, with two additional approvals expected in the fourth quarter. Highlights of the near-term opportunities include:

•                HUMIRA

             Psoriasis – Launched in Europe and the U.S. in the first-quarter 2008.

             RA Japan – Launched in June 2008.

             Psoriasis Japan – Indication filed, under regulatory review.

             Ulcerative colitis – Currently in Phase III development.

•                TRILIPIX™ – We expect a fourth-quarter approval of TRILIPIX, Abbott’s next-generation fenofibrate. To support TRILIPIX, Abbott has executed the largest clinical program to date to evaluate the efficacy and safety of a fibrate in combination with statins. Development also continues on a fixed-dose combination of TRILIPIX and CRESTOR to address all three lipid parameters in a single pill. We plan to submit a New Drug Application for this fixed-dose combination in the second half of 2009.

•                Controlled-Release Vicodin – We expect a fourth-quarter approval of this new branded pain medication. When approved, this product will be the first extended release formulation of hydrocodone with acetaminophen.

•                Flutiform – Flutiform, a combination asthma treatment in Phase III development, is targeted for a first-quarter 2009 NDA filing.

•                ABT-874 – In Immunology, Abbott’s anti-IL-12/23 biologic, ABT-874, has demonstrated promising results in early studies for Crohn’s disease and psoriasis. Abbott moved ABT-874 into Phase III development for psoriasis in December 2007.

•                Diabetes Care Pipeline – The FreeStyle Freedom Lite no-calibration meter was launched internationally last year and was launched in the United States in the first quarter of 2008. Abbott’s FreeStyle Navigator Continuous Glucose Monitoring System was launched in Europe last year and was approved and launched in the United States in the first quarter of 2008. Also in development is a fully-integrated blood glucose monitoring system combining a meter, test strips and lancing capabilities in one device.

•                XIENCE V in Japan – Recently submitted a marketing authorization license application in Japan to gain approval for XIENCE V to treat coronary artery disease. The application for XIENCE V consisted of safety and efficacy data from the SPIRIT III clinical trial, including data from a Japanese patient population.

•                Core Laboratory Diagnostics – In April, Abbott introduced the ARCHITECT i1000SR immunochemistry analyzer in the United States, expanding its ARCHITECT family of diagnostic instrument systems for clinical laboratories. In 2009, we plan to introduce the ARCHITECT c4000™, a clinical chemistry analyzer designed for small-to-medium-sized labs. The c4000 is compatible with the i1000, which will allow seamless integration of clinical chemistry and immunoassay testing on one platform.

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Questions & Answers (continued)

Q8)                       What are some early and mid-stage opportunities in Abbott’s broad-based pipeline?

A8)                         With the recent productivity of the late-stage pipeline, Abbott is now focused on advancing leading-edge scientific discoveries from its early-to-mid-stage development pipeline across the company, where we continue to advance a number of compounds that have breakthrough potential.

Our pharmaceutical pipeline has increased in size, novelty and number of phase transitions. This year, Phase I or Phase II trial initiations are nearly double 2007 levels. We continue to focus our investment to discover new treatments across a spectrum of therapeutic areas. Select highlights include:

•                Oncology

             Abbott’s Oncology pipeline includes targeted therapies that represent promising, unique scientific approaches to treating cancer. Our collaboration with Genentech to develop two Abbott-discovered compounds including a multi-targeted kinase inhibitor and Bcl-2 family protein antagonist, continues to progress.

             Oncology compounds in Abbott’s pipeline that are not part of the collaboration include: a PARP-inhibitor, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies; an oral anti-mitotic in Phase II for non-small cell lung cancer and neuroblastoma; and a biologic anti-tumor agent with a novel mechanism of action.

•                Neuroscience

             Abbott is conducting innovative research in neuroscience, where we’ve developed compounds that target receptors in the brain that help regulate pain, mood, memory and other neurological functions to address conditions, such as attention deficit hyperactivity disorder, Alzheimer’s disease and schizophrenia. Our work in neuroscience is focused on several promising investigational platforms including NNRs, H3, Calpain and TRPV1, among others.

             Abbott is also working to advance compounds that have the potential to meet the market need for a non-opioid pain therapy.

•                Immunology

             Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for our continuing research in immunology. Products in development for the treatment of immune-mediated diseases are designed to selectively inhibit proteins that are responsible for inflammation. In addition to our work with IL-12/23, we are working to advance development of our early discovery programs, including oral therapies for rheumatoid arthritis, JAK kinase and P38, as well as other potential biologic targets.

             Additionally, our proprietary DVD-ig technology represents a promising approach that could lead to combination biologic therapies.

•                Hepatitis C

             Abbott’s antiviral program is focused on the treatment of hepatitis C, a disease that affects more than 170 million people worldwide. Abbott has two active hepatitis C programs including our partnership with Enanta Pharmaceuticals to develop protease inhibitors as well as an internal polymerase program.

•                Bioabsorbable Drug-Eluting Stent

             At the TCT meeting this week, Abbott presented encouraging two-year data from the world’s first clinical trial for a fully-bioabsorbable DES to treat coronary artery disease. The bioabsorbable DES is designed to be slowly metabolized by the body and completely absorbed over time.

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